Exhibit 10.58

SECOND AMENDMENT TO LEASE AGREEMENT

(900 Enchanted Way, Simi Valley, CA 93065)

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this "Second Amendment") dated for reference as of May 13, 2020, is entered into by and between HILLSIDE ASSOCIATES II, LLC, a California limited liability company, as Lessor, and AEROVIRONMENT, INC., a Delaware corporation, as Lessee, with reference to the following:

Recitals

A.Lessor and Lessee have entered into that certain AIR Commercial Real Estate Association Standard Industrial/Commercial Lease - Net, dated April 21, 2008, as addended, and as amended by that certain First Amendment to Lease Agreement, dated December 1, 2013 (the "First Amendment"), for the premises commonly known as 900 Enchanted Way, Simi Valley, CA 93065, more particularly described therein (collectively, the "Lease"). Each initially capitalized term not defined in this Second Amendment shall have the meaning ascribed to such term in the Lease. Each sectional reference below shall mean and refer to the corresponding section of the Lease.

B.Lessor and Lessee desire and intend to amend the Lease on the terms and conditions set forth hereinbelow.

NOW, THEREFORE, in consideration of the terms and provisions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and· Lessee hereby amend the Lease as follows:

1.TERM. The term of the Lease is hereby extended for a period of five (5) years, commencing on June 1, 2020 and terminating on May 31, 2025 (the "Termination Date"), subject to Lessee's one-time only right to terminate the Lease prior to the Termination Date as such right is provided and conditioned in Paragraph 2 below.

2.LESSEE'S RIGHT TO TERMINATE LEASE EARLY. Notwithstanding the terms of Paragraph 1 above, Lessee shall have the right to terminate ("Termination") the Lease for any reason or for no reason upon one hundred twenty (120) days prior written notice to Lessor of Termination, provided in no event shall this Lease be terminated by Lessee earlier than May 31, 2023 and provided further Lessee shall satisfy in addition each of the following conditions (each, a "Condition," and, collectively, the "Conditions"):

(a)Lessee shall not be in uncured breach or default of any of its obligations under the Lease on the date of Lessee's delivery to Lessor of Lessee's notice of Termination or at any time thereafter;

(b)Lessee shall pay to Lessor, at the time of, and together with, its delivery to Lessor of the notice of Termination, good funds in the amount of a total of twelve (12) months of Base Rent at the rate applicable under Paragraph 3 below for Base Rent on the date Lessee returns to Lessor all keys for the Premises and Lessee has satisfied all Conditions in addition; and

(c)Lessor's identification of the amount to be paid by Lessee to Lessor, and Lessee's payment of such amount in full to Lessor, for the repair and/or restoration of the Premises as required under the Lease, as amended.

All other conditions under the Lease applicable to Lessee's termination and/or vacation of the Premises shall remain in full force and effect and shall be satisfied by Lessee.

3.BASE RENT: The Base Rent for the Premises shall be increased to the amounts provided below during the applicable periods listed below:

(a)	For the period from June 1, 2020 to and including May 31, 2021, the Base Rent for the Premises shall be $64,272.00 per month, together with such other assessments, additions and pass-throughs as are set forth in the Lease, as amended;

(b)	For the period from June 1, 2021 to and including May 31, 2022, the Base Rent for the Premises shall be $66,200.00 per month, together with such other assessments, additions and pass-throughs as are set forth in the Lease, as amended;

(c)	For the period from June 1, 2022 to and including May 31, 2023, the Base Rent for the Premises shall be $68,186.00 per month, together with such other assessments, additions and pass-throughs as are set forth in the Lease, as amended;

(d)	For the period from June 1, 2023 to and including May 31, 2024, the Base Rent for the Premises shall be $70,232.00 per month, together with such other assessments, additions and pass-throughs as are set forth in the Lease, as amended; and

(e)	For the period from June 1, 2024 to and including May 31, 2025, the Base Rent for the Premises shall be $72,339.00 per month, together with such other assessments, additions and pass-throughs as are set forth in the Lease, as amended.

4.ABATEMENT OF RENT. The Base Rent shall be abated by fifty percent (50%) in months 12, 13, 24 & 25 of the Term.

5.BROKER'S FEE. Except as previously paid by either Lessor or Lessee, Lessor agrees to pay to Cresa Partners of Los Angeles, Inc., (the "Broker") any broker's fee due to the Broker as a result of the terms of this Second Amendment.

6.CONFIDENTIALITY: Landlord, its agents and representatives, may, during the term of this Lease, have access to and acquire knowledge from material or other information about AeroVironment and/or its subsidiaries which knowledge constitutes locations, trade secrets, future business plans, financial, or other confidential information which is not accessible or known to the general public. Any such knowledge or information shall not be used, published, or divulged by Landlord, its leasing agent/broker or any other officer, employee, or agent of either of them, or persons hired by Landlord, to any other person, firm, or corporation without first having obtained the written permission of AeroVironment, which permission AeroVironment may withhold in its sole discretion. Landlord may disclose any of the foregoing information if such information is required to be disclosed by (a) a legitimate subpoena or court order, or (b) any taxing entity or other governmental authority having appropriate jurisdiction over the Premises or the property of which the premises are a part, but only if Landlord first notifies AeroVironment in writing to provide AeroVironment a reasonable opportunity, if it wishes, to seek an appropriate protective order or other appropriate relief preventing or limiting such disclosure. If a protective order or other appropriate relief is denied, then Landlord may only disclose such information as is necessary to comply with the subpoena, court order, or other legal process at issue, and shall use reasonable commercial efforts to secure confidential treatment of any information so disclosed.

7.WARRANTIES AND REPRESENTATIONS. Lessee warrants and represents to Lessor that: (a) there are no present and outstanding breaches of the Lease by Lessor and (b) Lessee has no claims or offsets of any kind or nature against Lessor.

8.LEASE CONTINUES IN FULL FORCE AND EFFECT. Except as set forth in this Second Amendment, the Lease (including the First Amendment) remains unmodified and continues in full force and effect in accordance with its terms.

9.	SUCCESSES AND ASSIGNS. This Second Amendment shall be binding on Lessor's and Lessee's successors and assigns.

10.COUNTERPARTS. This Second Amendment may be in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Lessor and Lessee hereby execute this Second Amendment as of the date and year first written above.

Dated this 13th day of May, 2020.

"LESSOR"

HILLSIDE ASSOCIATES, II, LLC,

a California limited liability company MID VALLEY PROPERTIES,

"LESSEE" AEROVIRONMENT, INC,

a Delaware corporation

Managing Agent

By /s/Margaret Kestly By /s/Javier Guerrero 18 May 2020
Margaret Kestly, Authorized Agent